Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in Registration Statement number 000-50332 on Form 10-K of our reports dated March 13, 2006, relating to the financial statements of PremierWest Bancorp and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of PremierWest Bancorp for the year ended December 31, 2005.